Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NITROSECURITY, INC.
     NitroSecurity, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: The name of the corporation is NitroSecurity, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on February 4, 2005 under the name “NitroSecurity, Inc.” An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 12, 2006, and amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 7, 2006 (the “Restated Certificate”).
     SECOND: This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Restated Certificate, and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.
     THIRD: The text of the Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full:
ARTICLE I
     The name of the corporation is “NitroSecurity, Inc.” (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     Effective upon the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), a one-for-twenty reverse stock split of the Corporation’s capital stock (the

“Reverse Split”) shall become effective, pursuant to which each twenty shares of capital stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of the same class and series of stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of the same class and series of stock from and after the Effective Time. No fractional shares of capital stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of such class and series of stock as determined by the Board of Directors of the Corporation. Except as otherwise noted, all share numbers and per share dollar amounts in this Amended and Restated Certificate of Incorporation have been adjusted for the Reverse Split and no further adjustments shall be made with respect to the Reverse Split.
     The total number of shares of capital stock which the Corporation shall have authority to issue is fifty million four hundred eighty-seven thousand three hundred fifty-eight (50,487,358), of which (i) thirty-five million (35,000,000) shares shall be common stock, par value $0.01 per share (the “Common Stock”), and (ii) fifteen million four hundred eighty-seven thousand three hundred fifty-eight (15,487,358) shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”), of which two hundred twenty-three thousand eight hundred fifty-three (223,853) shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), four hundred ninety-two thousand four hundred twenty-two (492,422) shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and fourteen million seven hundred seventy-one thousand eighty-three (14,771,083) shares are designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”).
     The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.
A. SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK.
     1. Voting.
          (a) Election of Directors.
          (i) The holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director of the Corporation so long as the holders of the Series A Preferred Stock outstanding as of the Filing Date (as defined below) continue to hold at least fifteen percent (15% ) of the shares originally issued to such holders. The holders of shares of Series B Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director of the Corporation so long as the holders of the Series B Preferred Stock outstanding as of the Filing Date continue to hold at least fifteen percent (15%) of the shares originally issued to such holders. The holders of shares of Series C Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director of the Corporation (the “Series C Director”) so long as the holders of the Series C Preferred Stock outstanding as the Filing

Date continue to hold at least fifteen percent (15%) of the shares originally issued to such holders. Except as provided in clause (D) below of this Section A.1(a)(i), such Directors shall be elected by a plurality vote of the applicable series of Preferred Stock, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Preferred Stock held by such holder) of the outstanding shares of the applicable series of Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur (A) at the annual meeting of holders of capital stock, (B) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (C) at any special meeting of holders of the applicable series of Preferred Stock called by holders of not less than a majority of the outstanding shares of the applicable series of Preferred Stock or (D) by the written consent of holders of a majority of the outstanding shares of such series of Preferred Stock. If at any time any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of the applicable series of Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock may, in their sole discretion, determine not to elect a Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy. In addition, the holders of outstanding shares Preferred Stock shall, as provided in Section B.1(a), be entitled to participate in the election of other Directors. The “Filing Date” means the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of Delaware.
          (b) Voting Generally. Each outstanding share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section A.5(a)(i) hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class and not as separate series, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.7 and B.1(a)) or by law).
     2. Dividends.
          (a) Series C Preferred Stock Accruing Dividend. The holders of shares of Series C Preferred Stock, prior and in preference to any declaration and payment of any dividend on the Common Stock, Series A Preferred Stock or Series B Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends at the per share rate of eight percent (8%) of the Original Issue Price (as defined below) for the Series C Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share, which dividends shall accrue daily in arrears and be compounded annually, whether or not such dividends are declared by the Board of Directors or paid. Such dividends shall be paid in cash (or, in the event of a conversion, in shares of Common Stock, at the election of the Corporation) (i) upon liquidation or redemption of the Series C Preferred Stock as set forth in Sections A.3 and A.4 below, (ii) in connection with any merger or consolidation of the Corporation with or into another corporation or any sale of all or substantially all of the assets of the Corporation to another corporation as set forth in Section A.6(e), and (iii) upon automatic conversion pursuant to Section A.5(c)(ii). Dividends shall only be paid out of funds legally available therefor and only to the extent of the Corporation’s current and retained earnings. The “Original Issue Price” shall mean $1.40 per share for each share of the Series C Preferred Stock, $13.20 per share for each share of Series B Preferred Stock and $12.00 per share for each share of Series A Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).
          (b) Other Dividends. After the foregoing accruing dividends on the Series C Preferred Stock shall have been paid in full pursuant to Section A.2(a) above, then the Corporation may (when, as and if declared by the Board of Directors) declare and distribute dividends among the holders of Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Preferred Stock in accordance with Section A.5(a)(i)) as of the record date with respect to the declaration of such dividends.
     3. Liquidation; Merger, etc.
          (a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), all the assets of the Corporation available for distribution among the holders shall be distributed to them in the following order and preference:
          (i) Series C Liquidation Preference. First, each holder of outstanding shares of Series C Preferred Stock shall be entitled to be paid in cash, prior and in preference to any distribution of any of the assets and funds of the Corporation to the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock by reason of their ownership thereof, an amount per share of Series C Preferred Stock equal to (A) the Original Issue Price for the Series C Preferred Stock plus (B) an amount equal to all accrued or declared but unpaid dividends on such share of Series C Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Series C Preference Amount”). If the amounts available for distribution by the Corporation to holders of Series C Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series C Preference Amount due to such holders, such holders of Series C Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.
          (ii) Series B Liquidation Preference. Second, after the holders of Series C Preferred Stock have been paid in full pursuant to Section A.3(a)(i) above, each holder of outstanding shares of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets and funds of the Corporation to the holders of Common Stock and Series A Preferred Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (A) the Original Issue Price for the Series B Preferred Stock plus (B) an amount equal to all declared but unpaid dividends on such share of Series B Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Series B Preference Amount”). If the amounts available for distribution by the Corporation to holders of Series B Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series B Preference Amount due to such holders, such holders of Series B Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.
          (iii) Series A Liquidation Preference. Third, after the holders of Series C Preferred Stock and Series B Preferred Stock have been paid in full pursuant to Sections A.3(a)(i) and A.3(a)(ii) above, each holder of outstanding shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets and funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to (A) the Original Issue Price for the Series A Preferred Stock plus (B) an amount equal to all declared but unpaid dividends on such share of Series A Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Series A Preference Amount”). If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preference Amount due to such holders, such holders of Series A Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.
          (iv) Remaining Assets. Fourth, after the holders of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock have been paid in full pursuant to Sections A.3(a)(i), A.3(a)(ii) and A.3(a)(iii) above, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in accordance with Section A.5(a)(i)) as of the date of the Liquidation Event.
          (b) Alternative Liquidation Payment. Notwithstanding Section A.3(a), each holder of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as the case may be, shall, in the event of any such Liquidation Event, be entitled to receive the greater of (i) the amount such holder would be entitled to receive under Section A.3(a) above, and (ii) the amount such holder would be entitled to receive if such holder had converted its shares of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as the case may be, into shares of Common Stock immediately prior to such Liquidation Event.

          (c) Amount Payable in Mergers, etc. Subject to Section A.6(e), the following shall be treated as a Liquidation Event: (i) a sale, transfer or disposition of all or substantially all of the assets of the Corporation (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Corporation’s material assets), (ii) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), and (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing or closings, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (any transaction specified in the preceding clauses (i), (ii) or (iii), a “Company Sale”). All consideration payable to the stockholders of the Corporation in connection with any such merger or consolidation, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with any such asset sale, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Preferred Stock and Common Stock in accordance with the preferences and priorities set forth in Section A.3(a) and Section A.3(b) above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation or asset sale, as if such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.3(c), including without limitation, (i) in the case of a merger or consolidation, causing the definitive agreement relating to such merger or consolidation to provide for rates at which the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are converted into or exchanged for cash, new securities or other property, which rates give effect to the preferences and priorities set forth in Section A.3(a) and Section A.3(b) above, or (ii) in the case of an asset sale, redeeming the Preferred Stock and Common Stock in exchange for the payments set forth in Section A.3(a) and Section A.3(b) above. The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such merger, consolidation or asset sale and the value of the assets of the Corporation as may reasonably be requested by any holder of Preferred Stock. The amount deemed distributed to the holders of Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. Notwithstanding the foregoing, the treatment of a transaction or series of transactions as a Liquidation Event pursuant to this Section A.3(c) may be waived by the holders of 66 2/3% of the voting power of the outstanding shares of Series C Preferred Stock (a “Majority Interest”). Upon such waiver by a Majority Interest hereunder, all holders of Preferred Stock shall be deemed to have made such waiver and such waiver shall bind all holders of the Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of shares of Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section A.5(a) or the rights contained in Section A.6(e), if applicable, instead of giving effect to the provisions contained in this Section A.3(c) with respect to the shares of Preferred Stock held by such holders.

          (d) Valuation of Securities or Other Non-Cash Consideration. For purposes of valuing any securities or other non-cash consideration to be delivered to the holders of the Preferred Stock in connection with any transaction to which Section A.3(c) is applicable, the following shall apply:
          (i) If any such securities are traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;
          (ii) If any such securities are traded over-the-counter, the value shall be deemed to be the average of the closing bid prices of such securities over the 30-day period ending three (3) business days prior to the closing; and
          (iii) If there is no active public market for such securities or other non-cash consideration, the value shall be the fair market value thereof, as mutually determined in good faith by the Corporation and a Majority Interest, provided that if the Corporation and a Majority Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.
     4. Redemption.
          (a) Optional Redemption; Redemption Date. At any time on or after January 12, 2011, a Majority Interest may elect to have some or all of the outstanding shares of Series C Preferred Stock redeemed. In such event, the Corporation shall redeem some or all of the outstanding shares of Series C Preferred Stock as requested, out of funds legally available therefor, for an amount equal to the aggregate Redemption Price specified in Section A.4(b); provided, however, that in no event shall the Redemption Price exceed the greatest amount allowed pursuant to 13 CFR 107.850(b), as amended, if said regulation is then applicable to any holder of Series C Preferred Stock. Any election pursuant to this Section A.3(a) shall be made by written notice (the “Redemption Notice”) to the Corporation at least twenty (20) business days prior to the elected redemption date (the “Redemption Date”). Within five (5) business days of the receipt of the Redemption Notice pursuant to this Section A.4(a), the Corporation shall provide written notice to the other holders of Series C Preferred Stock. At any time within ten (10) business days after the receipt of such notice from the Corporation, each other holder of Series C Preferred Stock may elect to have some or all of their shares of Series C Preferred Stock redeemed pursuant to this Section A.4(a). The holders of Series C Preferred Stock electing to have shares of Series C Preferred Stock redeemed pursuant to this Section A.4 are sometimes referred to herein as the “Redeeming Holders.”
          (b) Redemption Price. The price for each share of Series C Preferred Stock redeemed pursuant to this Section A.4 (the “Redemption Price”) shall be an amount equal to the greater of (x) the Series C Preference Amount and (y) the fair market value of each share of Series C Preferred Stock on the Redemption Date based upon a liquidation of the Corporation at the “Fair Market Value” on such date. The aggregate Redemption Price shall be payable in cash in immediately available funds to the Redeeming Holders on the Redemption Date.

     For purposes of this Section A.4(b), the “Fair Market Value” of each share of Series C Preferred Stock shall mean the amount determined by appraisal as set forth below. In the event Fair Market Value is to be determined pursuant to the preceding paragraph, the Corporation and a Majority Interest shall initially negotiate in good faith to select a mutually agreeable appraiser to determine Fair Market Value. If the Corporation and such Majority Interest shall fail to agree on the selection of such appraiser within five (5) days, then the Corporation shall select one independent appraiser and such Majority Interest shall select another independent appraiser and such appraisers shall promptly designate a third independent appraiser to determine Fair Market Value. The Fair Market Value under such circumstances shall be the fair market value arrived at by the mutually agreed upon appraiser or by the third appraiser, as the case may be, within twenty (20) days following its appointment. If the two (2) original appraisers cannot agree upon the third appraiser within ten (10) days following their selection by the Corporation and such Majority Interest, then the third appraiser shall be appointed by the American Arbitration Association. The determination of Fair Market Value shall be conclusive, final and binding on the Corporation and all of the Redeeming Holders, and shall be enforceable in any court having any jurisdiction over a proceeding brought to seek enforcement. All fees and expenses incurred by the appraiser in connection with an appraisal under this Section A.4(b) shall be borne by the Corporation.
     Fair Market Value shall be determined taking into account all rights, preferences and privileges of the Series C Preferred Stock, including, without limitation, those set forth in Section A.3 and on the basis of the following assumptions: (i) on a “fully diluted” basis (such dilution to be determined in accordance with United States generally accepted accounting principles consistently applied) as if the Series C Preferred Stock were converted into Common Stock and the Common Stock acquired upon such conversion were sold as part of a sale of all of the capital stock of the Corporation; (ii) as though all outstanding securities that are then “in-the-money” and convertible into, exercisable for or exchangeable into shares of Common Stock of the Corporation (including, without limitation, vested options and warrants, but excluding unvested options and warrants) were converted into, exercised for or exchanged into Common Stock of the Corporation and any amounts payable upon such conversion, exercise or exchange were paid to the Corporation; (iii) without any reduction in value for lack of control or the inherent lack of liquidity of non-public minority interests; (iv) giving full effect to the revenue and, if applicable, earnings history and prospects of the Corporation; (v) between a willing buyer and a seller not under a compulsion to sell and (vi) consistent with the foregoing, otherwise on a basis that values all Common Stock of the Corporation at the same per share price. Notwithstanding the foregoing, a Majority Interest and the Corporation may agree upon the Fair Market Value of the Series C Preferred Stock and forego the procedures set forth above to determine Fair Market Value.
     (c) Insufficient Funds. If the funds of the Corporation legally available to redeem shares of Series C Preferred Stock on the Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series C Preferred Stock required to be so redeemed, including, without limitation, (A) to the extent permissible under applicable law and consistent with the fiduciary duties of the Board of Directors, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under Section 154 of the Delaware General Corporation Law to create sufficient surplus to make such redemption, and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the Redeeming Holders in proportion to the respective number of shares of Series C Preferred Stock that otherwise would have been redeemed if all such shares had been redeemed in full and make and deliver to each Redeeming Holder a promissory note (as set forth in Section A.4(d) below).
          (d) Promissory Notes. If any shares of Series C Preferred Stock are not redeemed on the Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares, pursuant to an unsecured promissory note to be made and delivered on the Redemption Date. Such promissory notes will be made in an aggregate principal amount equal to the aggregate Redemption Price of any shares not properly redeemed on the Redemption Date, with interest payable at eight percent (8%) per annum to accrue daily in arrears from the date of the delivery of the initial Redemption Notice and to be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). The principal amount under the promissory notes, with interest, shall be payable in two equal installments, with the initial installment payment due three (3) months after the date of the initial Redemption Notice and the final installment payment due fifteen (15) months after the initial Redemption Notice. For clarity and avoidance of doubt, in the event of a redemption as described above, any unredeemed shares of Series C Preferred Stock will not be deemed to be retired until the principal amount (together with any accrued interest thereon), equal to the Redemption Price of such shares, has been paid in full. Until such payment in full (with interest) is made the holder of Series C Preferred Stock shall be entitled to all rights attached to such stock, however, dividends pursuant to the first sentence of Section A.2 shall not accrue during the repayment period. No other redemptions or dividends will be paid until the Redemption Price is paid in full, unless waived by a Majority Interest. In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, such rate of interest shall increase by 100 basis points after each successive three (3) month period during which the Corporation continues to be in default of any obligation under any promissory note made pursuant to this Section A.4(d); provided, further, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.
          (e) Right to Elect Additional Directors. If the Redemption Price for any shares of Series C Preferred Stock for which redemption was properly requested is not paid on the Redemption Date for any reason, the number of Directors constituting the Board of Directors of the Corporation shall automatically be increased by a number equal to the number of Directors then constituting the Board of Directors, plus one (1), and the holders of outstanding shares of Series C Preferred Stock shall be entitled, voting as a single class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such additional Directors. The period beginning on the Redemption Date and ending on the date upon which all shares of Series C Preferred Stock required to be redeemed are so redeemed is referred to herein as the “Voting Period.”

          (i) As soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the holders of outstanding shares of Series C Preferred Stock to be held not more than ten (10) days after the date of mailing of notice of such meeting. If the Corporation fails to send a notice, any such holder may call the meeting on like notice. The record date for determining the holders of Series C Preferred Stock entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th) business day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of Series C Preferred Stock held during a Voting Period at which Directors are to be elected (or with respect to any action by written consent in lieu of a meeting of stockholders), such holders, voting together as a single class to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, shall be entitled to elect the number of Directors prescribed in this Section A.4(e), and each share of Series C Preferred Stock shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy or pursuant to a stockholders consent).
          (ii) The terms of office of all persons who are incumbent Directors of the Corporation at the time of a special meeting of the holders of Series C Preferred Stock to elect such additional Directors shall continue, notwithstanding the election at such meeting of the additional Directors that such holders are entitled to elect, and the additional Directors so elected by such holders, together with such incumbent Directors, shall constitute the duly elected Directors of the Corporation. Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the holders of the Series C Preferred Stock pursuant to this Section A.4(e) shall terminate, the previous incumbent Directors shall constitute the Directors of the Corporation and the rights of the holders of Series C Preferred Stock to elect additional Directors pursuant to this Section A.4(e) shall cease.
          (f) Surrender of Certificates. Each holder of shares of Series C Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing shares redeemed in exchange for such installment, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series C Preferred Stock, and each surrendered certificate shall be canceled and retired; provided, however, that in exchange for any such certificate that represents more shares than have been properly redeemed pursuant to this Section A.4, each such holder shall, in addition to receiving the payment of the portion of the aggregate Redemption Price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for any shares of Series C Preferred Stock represented by such certificate not so redeemed.
     4A. Sale of the Corporation. If, prior to the later of (a) if a Redemption Notice has been provided pursuant to Section A.4 prior to February 12, 2011, the date on which the Redemption Price is paid for each share of Series C Preferred Stock for which redemption was properly requested pursuant to Section A.4, and (b) February 12, 2011, the Company has not completed a Qualified Offering (as defined below) and there has not been a Qualified Company

Sale (as defined below), the holders of the majority of the Series B Preferred Stock may request, by written notice (a “Sale Request”) to the Corporation, the Corporation attempt to effect a Company Sale; provided that, if a Redemption Notice has not been provided pursuant to Section A.4, a Sale Request may only be made with the prior written consent of a Majority Interest; and provided further that any Company Sale effected pursuant to this Section A.4A shall be subject to the provisions of Section A.3. Upon receipt of the Sale Request, the Corporation shall take such action as may be necessary or appropriate to effect such Company Sale in accordance with applicable law promptly and with a view toward maximization of after-tax proceeds received in such Company Sale; provided, however, that in all events the Corporation shall use its best efforts to complete such Company Sale not later than nine (9) months after selecting an Investment Bank (as defined below) as provided in Section A.4A(b). Without limiting the generality of the foregoing, the Corporation agrees as follows:
          (a) Notification; Requesting Holder. Upon receipt of a Sale Request, the Corporation shall notify all holders of Preferred Stock of its receipt thereof, which notice shall identify the holders making such Sale Request. The holders who made the Sale Request shall designate a representative (“Requesting Holder”) from among such holders to act on their behalf with respect to the sale procedures set forth herein and shall provide written notice to such effect to the Corporation. The Corporation shall be entitled to rely, for all purposes, under this Section A.4A, on any actions taken by, or notices or communications received from, such Requesting Holder as being taken on behalf of all requesting holders.
          (b) Investment Bank. After receipt by the Corporation of a Sale Request, the Requesting Holder and one or more representatives of the Board shall promptly meet for the purpose of mutually agreeing upon an investment banking firm (an “Investment Bank”) which shall coordinate and supervise such Company Sale. Once selected, the Corporation and the Board shall instruct the Investment Bank promptly to take all necessary actions and steps to solicit offers for a Company Sale, and to present to the Board all bona fide offers (in the reasonable judgment of the Investment Bank) received as part of the solicitation for the Company Sale. The fees and expenses of the Investment Bank selected hereunder shall be borne by the Corporation.
          (c) Cooperation. In furtherance of the Company Sale, the Board shall, and shall direct the management employees of the Corporation to, cooperate with the Investment Bank and all potential purchasers in all commercially reasonable respects (subject to the last sentence of this subparagraph (c)), including, without limitation, (i) cooperating in the preparation of materials to be distributed to potential purchasers, which materials shall include appropriate and customary descriptions and financial information concerning the Corporation and its business, (ii) permitting customary “due diligence” reviews of the Corporation and its books, businesses and assets, and (iii) upon reasonable notice, and in accordance with customary practices, making appropriate employees and independent accountants available at reasonable times and intervals, without disruption to the normal day-to-day operations of the Corporation, to answer questions of potential purchasers and their advisors. In connection with the Company Sale, customary confidentiality agreements shall be obtained from all potential purchasers, and the Corporation shall not be obligated to disclose trade secrets or proprietary information that the Board reasonably determines in good faith should not be disclosed to any such potential purchaser.

          (d) Determining Approved Sale. After bona fide offers have been received for a Company Sale, the Requesting Holder may demand (the date on which such demand is made being the “Demand Date”) that the Corporation and all holders of the Corporation’s securities effect a Company Sale on terms offered by one of the proposed purchasers. If there is more than one bona fide offer for the Corporation and the Board and the Requesting Holder are unable to agree within ten (10) business days following the Demand Date upon which offer to choose, such Requesting Holder and the Board shall promptly, but in any event within 12 business days following the Demand Date, engage the Investment Bank chosen pursuant to clause (b) above to recommend one of the offers for the Corporation based upon, among other things, relative value to the Corporation’s stockholders (from a financial point of view) and the relative likelihood of consummating a Company Sale with the various prospective purchasers. The recommendation of such Investment Bank shall be deemed to be the offer mutually selected by the Board and the Requesting Holder. The offer which is mutually selected, or deemed to be mutually accepted by the Board and the Requesting Holder, is herein referred to as the “Approved Sale.” Notwithstanding the foregoing no Company Sale shall constitute an Approved Sale unless the proceeds from such Company Sale are distributed in accordance with Section A.3.
          (e) Stockholder Solicitation. The Corporation shall call and conduct such stockholder meetings and prepare and distribute such proxies, disclosure materials or statements and such other documents as are necessary or appropriate to obtain stockholder approval of such actions as may be necessary or appropriate to effect the Approved Sale.
          (f) Registration. The Corporation shall refrain from registering voluntarily or taking any action that would require the Corporation to register any of its equity securities under the Securities Exchange Act of 1934, as amended, prior to receipt of any approvals required of the Corporation’s stockholders in connection with the Approved Sale.
          (g) Retaining Professionals. The Corporation shall engage and compensate such other professionals in addition to the Investment Bank as are appropriate under the circumstances to effect the Approved Sale as provided herein.
          (h) Resolicitation. If an Approved Sale does not occur within a reasonable period of time following the Demand Date, the Corporation shall instruct the Investment Bank to recommence its solicitation process in accordance with the terms of this Section A.4A.
          (i) Sole Remedy. If the Corporation or any holder of capital stock fails to comply with any provision of this Section 4A, the holders of the Series B Preferred Stock may seek as their sole remedy specific performance of the obligations of the Corporation or such holder and such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, and under no circumstances shall such holders be entitled to any monetary relief or damages under this Section 4A.
     5. Conversion. Shares of Preferred Stock shall be converted into Common Stock in accordance with the following:

          (a) Voluntary Conversion. Each share of Preferred Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such shares of Preferred Stock as follows:
          (i) Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such share of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, by the applicable Conversion Price (as defined below) then in effect for such series. The “Conversion Price” for shares of Series C Preferred Stock shall be $1.40, for shares of Series B Preferred Stock shall be $1.40 and for shares of Series A Preferred Stock shall be $1.40; provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in Section A.6 and any reference to the Conversion Price shall mean the Conversion Price as so adjusted from time to time. Any election by a holder of Preferred Stock pursuant to this Section A.5(a)(i) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Filing Date and through and including the day which is five (5) days prior to the closing of any transaction contemplated by Section A.3(c). Notwithstanding any other provisions hereof, if a conversion of Preferred Stock is to be made in connection with any transaction affecting the Corporation, the conversion of any shares of Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, subject in all events to the terms hereof applicable to such transaction.
          (ii) Upon the written election of the holders of at least 66 2/3% of the Series A Preferred Stock and without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Series A Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock in accordance with Section A.5(a)(i) above.
          (iii) Upon the written election of the holders of at least 66 2/3% of the Series B Preferred Stock and without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Series B Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock in accordance with Section A.5(a)(i) above.
          (iv) Upon the written election of the holders of at least 66 2/3% of the Series C Preferred Stock and without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Series C Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock in accordance with Section A.5(a)(i) above.
     Any election by the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to Section A.5(a)(ii), (iii) or (iv) shall be made by written notice to the Corporation and the other holders of such series of Preferred Stock, and such notice may be given at any time after the Filing Date through and including the date which is five (5) days prior to the closing of any transaction contemplated by Section A.3(c). Upon any such election, all holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be deemed to have elected to voluntarily convert all outstanding shares of such series of Preferred Stock into shares of Common Stock pursuant to Section A.5(a)(i) and such election shall bind all holders of such series of Preferred Stock.
          (b) Automatic Conversion. As of, and in all cases subject to, the closing of (A) the Corporation’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock (i) at a price per share of Common Stock of not less than $40.00 (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Common Stock), and (ii) with respect to which the Corporation receives aggregate net proceeds attributable to sales for the account of the Corporation (after deduction of underwriting discounts and commissions) of not less than $25 million (a “Qualified Offering”), or (B) the closing of a Company Sale that would result in a payment to (i) the holders of Series C Preferred Stock pursuant to Section A.3 of cash or stock with an aggregate fair market value of at least $40.00 per share, (ii) the holders of Series B Preferred Stock pursuant to Section A.3 of cash or stock with an aggregate fair market value of at least $40.00 per share, and (iii) the holders of Series A Preferred Stock pursuant to Section A.3 of cash or stock with an aggregate fair market value of at least $40.00 per share (a “Qualified Company Sale”), (x) each share of Preferred Stock shall automatically be converted, without the payment of any additional consideration, into such number of fully paid and nonassessable shares of Common Stock as such Preferred Stock is then convertible pursuant to Section A.5(a)(i) hereof, and (y) the holders of Series C Preferred Stock shall be paid (in cash or shares of Common Stock, as elected by the Corporation) any accrued or declared but unpaid dividends on each share of Series C Preferred Stock pursuant to Section A.5(a)(i) hereof. If a closing of a Qualified Offering or Qualified Company Sale occurs, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing.
          (c) Procedure for Conversion.
          (i) Voluntary Conversion. Upon election to convert pursuant to Section A.5(a)(i) or (ii), the relevant holder or holders shall surrender the certificate or certificates representing the Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock, upon conversion of Preferred Stock shall be deemed effective as of the date of surrender of such Preferred

Stock certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.
          (ii) Automatic Conversion. As of the closing of a Qualified Offering or Qualified Company Sale (the “Automatic Conversion Date”), without any further action by the holders of such shares and whether or not the certificates representing such shares of Preferred Stock are surrendered to the Corporation, all outstanding shares of Preferred Stock shall be converted into (A) shares of Common Stock (including any shares of Common Stock to be delivered to the holders of Series C Preferred Stock in lieu of cash payment of dividends) and (B) in the case of the Series C Preferred Stock, the right to receive any cash payment of dividends as may be applicable. On the Automatic Conversion Date, all rights with respect to the Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive (A) certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted (including any shares of Common Stock to be delivered to the holders of Series C Preferred Stock in lieu of cash payment of dividends) and (B) in the case of the Series C Preferred Stock, the right to receive any cash payment of dividends as may be applicable. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such Qualified Offering or Qualified Company Sale, as the case may be) at such office and in its name as shown on such surrendered certificate or certificates, (A) a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered are convertible on the Automatic Conversion Date (including any shares of Common Stock to be delivered to the holders of Series C Preferred Stock in lieu of cash payment of dividends), and (B) in the case of the Series C Preferred Stock, the right to receive any cash payment of dividends as may be applicable.
          (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

          (e) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner that would interfere with the timely conversion of any shares of Preferred Stock.
     6. Adjustments.
          (a) Adjustments to the Conversion Price. Except as provided in Section A.6(b) and except in the case of an event described in Section A.6(c), (i) if and whenever after the Filing Date the Corporation shall issue or sell, or is, in accordance with this Section A.6(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price for the Series C Preferred Stock in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Conversion Price for the Series C Preferred Stock shall be reduced to the price per share receivable by the Corporation for such issuance or sale (or deemed issuance or sale), as the case may be; (ii) if and whenever after the Filing Date the Corporation shall issue or sell, or is, in accordance with this Section A.6(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price for the Series B Preferred Stock in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Conversion Price for the Series B Preferred Stock shall be reduced to the price per share receivable by the Corporation for such issuance or sale (or deemed issuance or sale), as the case may be; and (iii) if and whenever after the Filing Date the Corporation shall issue or sell, or is, in accordance with this Section A.6(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Conversion Price for the Series A Preferred Stock shall be reduced to the price per share receivable by the Corporation for such issuance or sale (or deemed issuance or sale), as the case may be.
     For purposes of this Section A.6(a), the following shall also be applicable:
          (i) Issuance of Rights or Options. If the Corporation shall, at any time after the Filing Date, in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), in each case for consideration per share (determined as provided in this paragraph and in Section A.6(a)(vi)) less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section A.6(a)(iii), no adjustment of the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.
          (ii) Issuance of Convertible Securities. If the Corporation shall, at any time after the Filing Date, in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section A.6(a)(vi)) less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided that (1) except as otherwise provided in Section A.6(a)(iii), no adjustment of the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be made by reason of such issuance or sale.
          (iii) Change in Option Price or Conversion Rate. If there shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section A.6(a)(i) or any Convertible Securities referred to in Section A.6(a)(i) or (ii), (B) the purchase price provided for in any Option referred to in Section A.6(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section A.6(a)(i) or (ii) or (D) the rate at which Convertible Securities referred to in Section A.6(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section A.6(b)), then the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, in effect at the time for of such event shall be adjusted to the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, hereunder shall be increased to the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.
          (iv) Stock Dividends. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, will be adjusted pursuant to this Section A.6(a); provided that no adjustment shall be made to the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, as a result of such dividend or distribution if the holders of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, are entitled to, and do, receive such dividend or distribution in accordance with Section A.2(a); and, provided, further, that if any adjustment is made to the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be appropriately readjusted to the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, in effect had such dividend not been declared.
          (v) Other Dividends and Distributions. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the

Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be, been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section A.6 with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; provided, however, that no such adjustment shall be made if the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, had been converted into Common Stock on the date of such event.
          (vi) Consideration for Stock. If the Corporation, at any time or from time to time after the Filing Date, shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.6(a)(i) or Section A.6(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation and a Majority Interest. In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.6(a)(i) or Section A.6(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation and a Majority Interest. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation and a Majority Interest. Anything herein to the contrary notwithstanding, if in any case described in this Section A.6(a)(vi) the Corporation and a Majority Interest are unable to reach agreement as to the value of such consideration, then the value thereof will be determined by an independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.
          (vii) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
          (viii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section A.6.
          (ix) Other Issuances or Sales. In calculating any adjustment to the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, pursuant to this Section A.6(a) any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded; provided that at such time as the number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be adjusted as provided in Section A.6(a)(iii) above.
          (b) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the Filing Date of (i) securities pursuant to stock splits, stock dividends, or similar transactions that are covered by Sections A.6(c) and A.6(d) below; (ii) the Reserved Employee Shares (as defined below); (iii) securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors (which approval must include the Series C Director) of the Corporation; (iv) securities in connection with acquisition transactions approved by the Board of Directors (which approval must include the Series C Director) of the Corporation; (v) Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; (vi) Common Stock in a public offering of the Corporation’s capital stock; (vii) securities in strategic partnership transactions approved by the Board of Directors of the Corporation; and (ix) Common Stock in any other transaction in which exemption from the provisions of this Section A.6(b) is approved by the affirmative vote of a Majority Interest (collectively, the “Excluded Shares”). “Reserved Employee Shares” shall mean shares of Common Stock reserved by the Corporation for issuance to employees, consultants, officers, advisors or directors of the Corporation pursuant to stock option plans or restricted stock plans or agreements approved by the Compensation Committee of the Corporation’s Board of Directors, not to exceed 3,263,823 shares of Common Stock (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Common Stock), following the Filing Date, except as the foregoing number of Reserved Employee Shares may be increased by the vote or written consent of the Board of Directors and the holders of a majority of the Preferred Stock.
          (c) Subdivision or Combination of Common Stock. In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section A.6(a)(iv) by reason thereof.
          (d) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.
          (e) Mergers, Asset Sales and Change of Control Transactions. Upon the election of a (i) Majority Interest, (ii) the holders of a majority of the outstanding Series B Preferred Stock and (iii) the holders of a majority of the outstanding Series A Preferred Stock (each voting as a separate series and not together as a single class) made in connection with any merger or consolidation of the Corporation with or into another corporation or any sale of all or substantially all of the assets of the Corporation to another corporation (other than a Qualified Company Sale), each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall remain outstanding and shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of securities or other property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be, would have been entitled upon such merger, consolidation or asset sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in Section A.6 set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be, to the end that the provisions set forth in Section A.6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as possible, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. Any election by a Majority Interest pursuant to this Section A.6(e) shall be made by written notice to the Corporation and the other holders of Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of such Majority Interest hereunder, all holders of Preferred Stock shall be deemed to have elected to so participate in such merger, consolidation or asset sale as provided in this Section A.6(e) and such election shall bind all holders of Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of shares of Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section A.5, if applicable, instead of giving effect to the provisions contained in this Section A.6(e) with respect to the shares of Preferred Stock held by such holders.
     7. Covenants.
          (a) The Corporation shall not (whether by merger, consolidation, operation of law or otherwise), without having obtained the affirmative vote or written consent of the holders of at least 66 2/3% of the outstanding shares of Series C Preferred Stock:
          (i) amend, alter or repeal (whether by merger, consolidation, operation of law or otherwise) any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation (including, without limitation, increasing the total number of shares of Series C Preferred Stock that the Corporation shall have the authority to issue) or the bylaws of the Corporation as in effect on the Filing Date in a manner materially adverse to the Series C Preferred Stock;
          (ii) apply any of its assets to the redemption (except for a redemption of the Series C Preferred Stock pursuant to and as provided in this Amended and Restated Certificate of Incorporation), retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (i) the repurchase of Excluded Shares described in Section A.6(b) above, or (ii) dividends or distributions payable solely in shares of Common Stock;
          (iii) authorize or issue, or obligate itself to issue, any convertible debt or other debt with any equity participation, any securities convertible into or exercisable or exchangeable for any equity securities, or any other equity security, in any case ranking senior or pari passu to the Series C Preferred Stock as to liquidation, sale or merger preferences, redemption, or dividend rights, or with any special voting rights, or permit any subsidiary of the Corporation to issue any capital stock, or securities convertible into or exercisable or exchangeable for capital stock or other securities of such subsidiary, to any person or entity other than the Corporation; or
          (iv) increase or decrease the authorized number of directors.
          (b) The Corporation shall not amend its Certificate of Incorporation or bylaws without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, if such amendment would change any of the rights, preferences or privileges provided for the Series B Preferred Stock. Without limiting the generality of the foregoing sentence, the Corporation will not amend this Amended and Restated Certificate of Incorporation or bylaws without the approval of the holders of at least a majority of the Series B Preferred Stock if such amendment would:
          (i) create, authorize or issue any obligation or security convertible or exchangeable into shares of Series B Preferred Stock, whether any such creation, authorization or issuance shall be by means of amendments hereto, or by merger, consolidation or otherwise;
          (ii) reduce the amount payable to the holders of the Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series B Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation;
          (iii) make the Series B Preferred Stock redeemable at the option of the Corporation;
          (iv) cancel or modify the conversion rights of the Series B Preferred Stock provided for in Section A.5 hereof; or
          (v) modify Section A.1(a)(i) in a manner that would change the right of the holders of the Series B Preferred Stock to elect one (1) director of the Corporation.
          (c) The Corporation shall not amend this Amended and Restated Certificate of Incorporation or bylaws without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, if such amendment would change any of the rights, preferences or privileges provided for the Series A Preferred Stock. Without limiting the generality of the foregoing sentence, the Corporation will not amend this Amended and Restated Certificate of Incorporation or bylaws without the approval of the holders of at least a majority of the Series A Preferred Stock if such amendment would:
          (i) create, authorize or issue any obligation or security convertible or exchangeable into shares of Series A Preferred Stock, whether any such creation, authorization or issuance shall be by means of amendments hereto, or by merger, consolidation or otherwise;
          (ii) reduce the amount payable to the holders of the Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series A Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation;
          (iii) make the Series A Preferred Stock redeemable at the option of the Corporation;

          (iv) cancel or modify the conversion rights of the Series A Preferred Stock provided for in Section A.5 hereof; or
          (v) modify Section A.1(a)(i) in a manner that would change the right of the holders of the Series B Preferred Stock to elect one (1) director of the Corporation.
          (d) The Corporation shall not (whether by merger, consolidation, operation of law or otherwise), without having obtained the affirmative vote or written consent of the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):
          (i) amend, alter or repeal (whether by merger, consolidation, operation of law or otherwise) any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation (including, without limitation, increasing the total number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock that the Corporation shall have the authority to issue) or the bylaws of the Corporation as in effect on the Filing Date in a manner materially adverse to the Preferred Stock;
          (ii) effect any Liquidation Event, any Company Sale or any recapitalization or reorganization of the Corporation;
          (iii) adopt any new or amend any existing stock plan (including, without limitation, the Corporation’s 2005 Stock Incentive Plan), employee stock ownership plan or phantom stock or similar plan to increase the aggregate number of shares reserved under such plans to more than 3,263,823 shares of Common Stock in the aggregate as reduced from time to time by the number of shares of Common Stock issued pursuant to such plans from time to time (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Common Stock);
          (iv) make any fundamental change in the nature of its business as of the date hereof;
          (v) acquire or make an investment in another company (or any material portion thereof), other than investments of funds in public securities in the ordinary course of business; or
          (vi) engage in any transactions with any officers, directors or stockholders outside the ordinary course of business that are not consented to by the Board of Directors, which consent shall include the consent of the Series C Director.
     Further, to the extent permissible under applicable law and consistent with the fiduciary duties of the Board of Directors, the Corporation shall not, by amendment, alteration or repeal of this Amended and Restated Certificate of Incorporation (whether by merger, consolidation, operation of law or otherwise) or through any Liquidation Event, any Company Sale or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock against impairment.
     8. Notice; Adjustments; Waivers.
          (a) Liquidation Events, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) of any Liquidation Event, Company Sale, Qualified Offering or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock at least twenty (20) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Company Sale, Qualified Offering or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.
          (b) Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to Section A.6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be, a certificate setting forth in reasonable detail (i) such adjustment or readjustment, (ii) the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest whole share, as the case may be.
          (c) Waiver of Notice. The holders of a majority of the outstanding Series A Preferred Stock may, at any time upon written notice to the Corporation, waive any notice or any certificate delivery provisions specified herein for the benefit of the holders of Series A Preferred Stock, and any such waiver shall be binding upon all holders of such securities. The holders of a majority of the outstanding Series B Preferred Stock may, at any time upon written notice to the Corporation, waive any notice or any certificate delivery provisions specified herein for the benefit of the holders of Series B Preferred Stock, and any such waiver shall be binding upon all holders of such securities. A Majority Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of the holders of Series C Preferred Stock and any such waiver shall be binding upon all holders of such securities.

          (d) Other Waivers. A Majority Interest may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein applicable to the Series C Preferred Stock, provided that any such waiver does not affect any holder of outstanding shares of Series C Preferred Stock in a manner materially different than any other holder of Series C Preferred Stock, and any such waiver shall be binding upon all holders of Series C Preferred Stock and their respective transferees. The holders of a majority of the Series B Preferred Stock may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein applicable to the Series B Preferred Stock, provided that any such waiver does not affect any holder of outstanding shares of Series B Preferred Stock in a manner materially different than any other holder of Series B Preferred Stock, and any such waiver shall be binding upon all holders of Series B Preferred Stock and their respective transferees. The holders of a majority of the Series A Preferred Stock may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein applicable to the Series A Preferred Stock, provided that any such waiver does not affect any holder of outstanding shares of Series A Preferred Stock in a manner materially different than any other holder of Series A Preferred Stock, and any such waiver shall be binding upon all holders of Series A Preferred Stock and their respective transferees.
     9. No Reissuance of Preferred Stock. No share or shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.
     10. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.
B. COMMON STOCK.
     1. Voting.
          (a) Election of Directors. The holders of Common Stock voting as a separate class shall be entitled to elect one (1) director of the Corporation. The director elected by the holders of Common Stock as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of Common Stock. The holders of record of the shares of Common Stock and of each other class or series of voting stock (including Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock), voting together as a single class and not as separate series, and on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Corporation who are not elected pursuant to the preceding sentence or Article IV, Section A.1(a) hereof. Any director elected by the holders of Common Stock and any other class or series of voting stock as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of Common Stock and any other class or series of voting stock, voting together as a single class and not as separate series, and on an as-converted basis. Such Director shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Amended and Restated Certificate of Incorporation and applicable law. A vacancy in any directorship filled by the holders of any class or series (or combination thereof) shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series (or combination thereof).
          (b) Voting Generally. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).
     2. Dividends. Subject to the payment in full of all preferential dividends to which the holders of the Series C Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock sharing pari passu in such dividends, as contemplated by Section A.2.
     3. Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution, as contemplated by Section A.3.
ARTICLE V
     In furtherance of and not in limitation of powers conferred by statute, it is further provided:
     1. Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.
     2. Except as provided in Sections A.7(a)(i) and A.7(b)(i) of Article IV, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation to the extent specified therein.

ARTICLE VI
     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.
ARTICLE VII
     To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors.
ARTICLE VIII
     A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.
     Any repeal or modification of this Article VIII by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.
ARTICLE IX
     The Corporation shall provide indemnification as follows:
     1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’

fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under the Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.
     3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article IX, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

     4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article IX. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article IX for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.
     5. Advance of Expenses. Subject to the provisions of Section 6 of this Article IX, in the event of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article IX if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

     6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article IX, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article IX (and none of the circumstances described in Section 4 of this Article IX that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article IX, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.
     7. Remedies. The right to indemnification or advancement of expenses as granted by this Article IX shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article IX that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.
     8. Limitations. Notwithstanding anything to the contrary in this Article IX, except as set forth in Section 7 of this Article IX, the Corporation shall not indemnify an Indemnitee pursuant to this Article IX in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.
     9. Subsequent Amendment. No amendment, termination or repeal of this Article IX or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
     10. Other Rights. The indemnification and advancement of expenses provided by this Article IX shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article IX. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article IX and may be in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.
     11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article IX to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.
     12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.
     13. Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.
     14. Definitions. Terms used in this Article IX and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i). Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE X
     Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
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     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this 18th day of October, 2006.

NITROSECURITY, INC.

By:	/s/ Kenneth Levine Kenneth Levine Chief Executive Officer